FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT

THIS FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED FINANCING AND SECURITY AGREEMENT (this “Agreement”) is made as of March 31, 2006, by ARGON ST, INC., a Delaware corporation, successor to SensyTech, Inc., formerly known as Sensys Technologies Inc., a Delaware corporation (“Argon”) (the “Original Borrower”), RADIX TECHNOLOGIES, INC., a California corporation (“Radix”) and BANK OF AMERICA, N. A., a national banking association (the “Lender”).

RECITALS

A. Original Borrower and Lender entered into a Second Amended and Restated Financing and Security Agreement dated as of February 28, 2002, as modified pursuant to a First Amendment to Second Amended and Restated Financing and Security Agreement dated as of February 28, 2003, a Second Amendment to Second Amended and Restated Financing and Security Agreement dated as of March 31, 2003, a Third Amendment to Second Amended and Restated Financing and Security Agreement dated as of February 28, 2004, and a Fourth Amendment to Second Amended and Restated Financing and Security Agreement dated as of February 28, 2006 (together with the Original Agreement, as amended, modified, substituted, extended, and renewed from time to time, collectively, the “Financing Agreement”).

B. The Financing Agreement provides for some of the agreements between Borrower and Lender with respect to the “Loans” (as defined in the Financing Agreement), including a revolving credit facility in the maximum principal amount of $15,000,000 and a letter of credit facility as part of that revolving credit facility.

C. Argon has acquired Radix (Original Borrower and Radix are hereinafter referred to collectively as “Borrower”) and Radix has executed an Additional Borrower Joinder Supplement of even date herewith as an Additional Borrower (as defined in the Financing Agreement).

D. Borrower has requested that Lender (a) increase the maximum principal amount of the revolving credit facility to $40,000,000 and establish a letter of credit facility sub-limit in the maximum principal amount of $15,000,000 as part of that revolving credit facility, and (b) extend the Revolving Credit Expiration Date to February 28, 2008.

E. Lender is willing to agree to Borrower’s request on the condition, among others, that this Agreement be executed.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, Borrower and Lender agree as follows:

1. Borrower and Lender agree that the Recitals above are a part of this Agreement. Unless otherwise expressly defined in this Agreement, terms defined in the Financing Agreement shall have the same meaning under this Agreement.

2. Borrower and Lender agree that on the date hereof (a) the aggregate outstanding principal balance under the Revolving Credit Note (subject to change for returned items and other adjustments made in the ordinary course of business) is $-0- and (b) the Outstanding Letter of Credit Obligations is $1,516,051.

3. Each Borrower represents and warrants to Lender as follows:

(a) It is a corporation duly organized, and validly existing and in good standing under the laws of the state of its organization and is duly qualified to do business as a foreign corporation in good standing in every other state wherein the conduct of its business or the ownership of its property requires such qualification;

(b) It has the power and authority to execute and deliver this Agreement and perform its obligations hereunder and has taken all necessary and appropriate corporate/partnership action to authorize the execution, delivery and performance of this Agreement;

(c) The Financing Agreement, as heretofore amended and as amended by this Agreement, and each of the other Financing Documents remains in full force and effect, and each constitutes the valid and legally binding obligation of Borrower, enforceable in accordance with its terms;

(d) All of Borrower’s representations and warranties contained in the Financing Agreement and the other Financing Documents are true and correct on and as of the date of Borrower’s execution of this Agreement; and

(e) No Event of Default and no event which, with notice, lapse of time or both would constitute an Event of Default, has occurred and is continuing under the Financing Agreement or the other Financing Documents which has not been waived in writing by Lender.

4. The Financing Agreement is hereby amended as follows:

(a) Section 1.1 (Certain Defined Terms) of the Financing Agreement is hereby amended by deleting the following defined terms in their entirety and inserting the following defined terms in place thereof:

““Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt, issued letters of credit, Capital Leases and Subordinated Indebtedness.”

““Letter of Credit Sublimit” has the meaning described in Section 2.2.1 (Letters of Credit).”

““Permitted Uses” means to finance the performance of Borrower’s Government Contracts, to support the issuance of commercial and standby letters of credit, Borrower’s short term working capital purposes and for financing future acquisitions of companies under the acquisition parameters outlined in EXHIBIT G.”

““Revolving Credit Expiration Date” means February 28, 2008.”

(b) The definitions “Borrowing Base”, “Borrowing Base Deficiency”, “Borrowing Base Report”, “Eligible Receivable” and “Tangible Net Worth” are hereby deleted in their entirety.

(c) Section 2.1.1 (Revolving Credit Facility) is hereby amended by deleting the second and third paragraphs of Section 2.1.1 in their entirety and inserting the following in their place:

“The principal amount of Forty Million Dollars ($40,000,000) is the “Revolving Credit Committed Amount”. If at any time the unpaid principal balance of the Revolving Loan exceeds the Revolving Credit Committed Amount in effect from time to time, the Borrower shall pay such excess to the Lender ON DEMAND.

During the Revolving Credit Commitment Period, the Borrower may request advances under the Revolving Credit Facility in accordance with the provisions of this Agreement; provided that after giving effect to the Borrower’s request the aggregate outstanding principal balance of the Revolving Loan and all Letter of Credit Obligations would not exceed the Revolving Credit Committed Amount.”

(d) Section 2.1.2 (Procedure for Making Advances Under the Revolving Loan; Lender Protection Loans) is hereby amended by deleting the second paragraph thereof in its entirety and inserting the following in its place:

“In addition, the Borrower hereby irrevocably authorizes the Lender at any time and from time to time, without further request from or notice to the Borrower, to make advances under the Revolving Loan, which the Lender, in its sole and absolute discretion, deems necessary or appropriate to protect the interests of the Lender, including, without limitation, advances and reserves under the Revolving Loan made to cover debit balances in the Revolving Loan Account, principal of, and/or interest on, any Loan, the Obligations (including, without limitation, any Letter of Credit Obligations), and/or Enforcement Costs, prior to, on, or after the termination of other advances under this Agreement, regardless of whether the outstanding principal amount of the Revolving Loan that the Lender may advance or reserve hereunder exceeds the Revolving Credit Committed Amount.”

(e) Section 2.1.3 (Borrowing Base), Section 2.1.4 (Borrowing Base Report) and Section 2.1.6 (Mandatory Prepayments of Revolving Loan) are hereby deleted in their entirety.

(f) Section 2.1.8 (The Collateral Account) is hereby deleted in its entirety and the following section is inserted in its place:

“2.1.8 The Collateral Account.

If so directed by the Lender, the Borrower will deposit, or cause to be deposited, all Items of Payment to a bank account designated by the Lender and from which the Lender alone has power of access and withdrawal (the “Collateral Account”). Each deposit shall be made not later than the next Business Day after the date of receipt of the Items of Payment. The Items of Payment shall be deposited in precisely the form received, except for the endorsements of the Borrower where necessary to permit the collection of any such Items of Payment, the Borrower hereby agreeing to make such endorsement. In the event the Borrower fails to do so, the Lender is hereby authorized by the Borrower to make the endorsement in the name of the Borrower. Prior to such a deposit, the Borrower will not commingle any Items of Payment with any of the Borrower’s other funds or property, but will hold them separate and apart in trust and for the account of the Lender.

In addition, if so directed by the Lender, the Borrower shall direct the mailing of all Items of Payment from its Account Debtors to a post-office box designated by the Lender, or to such other additional or replacement post-office boxes pursuant to the request of the Lender from time to time (collectively, the “Lockbox”). The Lender shall have unrestricted and exclusive access to the Lockbox.

The Borrower hereby authorizes the Lender to inspect all Items of Payment, endorse all Items of Payment in the name of the Borrower, and deposit such Items of Payment in the Collateral Account. The Lender reserves the right, exercised in its sole and absolute discretion from time to time, to provide to the Collateral Account credit prior to final collection of an Item of Payment and to disallow credit for any Item of Payment which is unsatisfactory to the Lender. In the event Items of Payment are returned to the Lender for any reason whatsoever, the Lender may, in the exercise of its discretion from time to time, forward such Items of Payment a second time. Any returned Items of Payment shall be charged back to the Collateral Account, the Revolving Loan Account, or other account, as appropriate.

The Lender will apply the whole or any part of the collected funds credited to the Collateral Account against the Revolving Loan (or with respect to Items of Payment that are not proceeds of Accounts or after a Default or Event of Default, against any of the Obligations) or credit such collected funds to a depository account of the Borrower with the Lender (or an Affiliate of the Lender), the order and method of such application to be in the reasonable discretion of the Lender.”

(g) Section 2.2.1 (Letters of Credit) is hereby deleted in its entirety and the following section is inserted in its place:

“2.2.1 Letters of Credit.

Subject to and upon the provisions of this Agreement, and as a part of the Revolving Credit Commitments, Borrower, upon the prior approval of Agent, may obtain standby or commercial letters of credit (as the same may from time to time be amended, supplemented or otherwise modified, each a “Letter of Credit” and collectively the “Letters of Credit”) from Lender from time to time from the Closing Date until the Business Day preceding the Revolving Credit Termination Date. The Borrower will not be entitled to obtain a Letter of Credit hereunder unless (a) after giving effect to the request, the outstanding principal balance of the Revolving Loan and of the Letter of Credit Obligations would not exceed the Revolving Credit Committed Amount and (b) the sum of the aggregate face amount of the then outstanding Letters of Credit (including the face amount of the requested Letter of Credit) does not exceed Fifteen Million Dollars ($15,000,000) (the “Letter of Credit Sublimit”).”

(h) Section 2.2.2 (Letter of Credit Fees) is hereby deleted in its entirety and the following section is inserted in its place:

“2.2.2 Letter of Credit Fees.

Prior to or simultaneously with the opening of each Letter of Credit, and annually thereafter, the Borrower shall pay to Lender, a letter of credit fee (each a “Letter of Credit Fee” and collectively the “Letter of Credit Fees”) in an amount equal to one and one-half percent (1.5%) per annum of the face amount of said Letter of Credit at the time said Letter of Credit Fee is due. Each Letter of Credit Fee shall be paid in advance on each anniversary of the date the related Letter of Credit was issued. In addition, the Borrower shall pay to the Lender any and all additional issuance, negotiation, processing, transfer or other fees to the extent and as and when required by the provisions of any Letter of Credit Agreement. The Lender is authorized to deduct any payment due hereunder from the Borrower’s account #004122817025 issued by the Lender, on or after the date any Letter of Credit Fee is due. All Letter of Credit Fees and all such other additional fees are included in and are a part of the “Fees” payable by the Borrower under the provisions of this Agreement and are a part of the Obligations.”

(i) Section 2.3.3 (Administrative Fees) is hereby deleted in its entirety and the following section is inserted in its place:

“2.2.3 Administrative Fees.

The Borrower shall pay to the Lender an annual administrative fee (each an “Administrative Fee” and collectively, the “Administrative Fees”) for administrative services performed in conjunction with the Revolving Credit Facility. The Administrative Fee shall be $60,000.00 per year and shall be payable in advance on the first (1st) day of each March until the Revolving Credit Termination Date.”

(j) Section 2.4.1 (Applicable Interest Rates) is hereby deleted in its entirety and the following section is inserted in its place:

“2.4.1 Applicable Interest Rates.

(a) Each Loan shall bear interest until maturity (whether by acceleration, declaration, extension or otherwise) at either the Base Rate or the Eurodollar Rate, as selected and specified by the Borrower in an Interest Rate Election Notice furnished to the Lender in accordance with the provisions of Section 2.4.2(e), or as otherwise determined in accordance with the provisions of this 2.3.8, as may be adjusted from time to time in accordance with the provisions of this Section.

(b) Notwithstanding the foregoing, following the occurrence and during the continuance of an Event of Default, at the option of the Lender, all Loans and all other Obligations shall bear interest at the Post-Default Rate.

(c) Subject to Section 6.1.25, the Applicable Margin for Eurodollar Loans shall be 150 basis points per annum, and (ii) Base Rate Loans shall be 0 basis points per annum.”

(k) Section 4.1.25 (Compliance with Eligibility Standards) and Section 5.2.2 (Borrowing Base) are hereby deleted in their entirety.

(l) Section 6.1.1 (Financial Statements) is hereby deleted in its entirety and the following section is inserted in its place:

“6.1.1 Financial Statements.

The Borrower shall furnish to the Lender:

(a) Annual Statements and Certificates. The Borrower shall furnish to the Lender as soon as available, but in no event more than one hundred and twenty (120) days after the close of each fiscal year of the Borrower, (i) a copy of the annual audited consolidated financial statement in reasonable detail satisfactory to the Lender relating to the Borrower and its Subsidiaries, prepared in accordance with GAAP and examined and certified by independent certified public accountants satisfactory to the Lender, which financial statement shall include a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income, cash flows and changes in shareholders equity of the and its Subsidiaries for such fiscal year, (ii) a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT B, as may be amended by the Lender from time to time, containing a detailed computation of each financial covenant which is applicable for the period reported, a certification that no material change has occurred to the information contained in the Collateral Disclosure List (except as set forth in a schedule attached to the certification), and a cash flow projection report, each prepared by a Responsible Officer of the Borrower in a format acceptable to the Lender, and (iii) a management letter in the form prepared by the Borrower’s independent certified public accountants, if prepared by such accountants.

(b) Annual Opinion of Accountant. The Borrower shall furnish to the Lender as soon as available, but in no event more than one hundred and twenty (120) days after the close of the Borrower’s fiscal years, a letter or opinion of the accountant who examined and certified the annual financial statement relating to the Borrower and its Subsidiaries (i) stating whether anything in such accountant’s examination has revealed the occurrence of a Default or an Event of Default hereunder, and, if so, stating the facts with respect thereto and (ii) acknowledging that the Lender will rely on the statement and that the Borrower knows of the intended reliance by the Lender.

(c) Quarterly Statements and Certificates. The Borrower shall furnish to the Lender as soon as available, but in no event more than forty five (45) days after the close of the Borrower’s fiscal quarters, consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the close of such period, consolidated and consolidating income, cash flows and changes in shareholders equity statements for such period and a Compliance Certificate, in substantially the form attached to this Agreement as EXHIBIT B, containing a detailed computation of each financial covenant which is applicable for the period reported, a certification that no change has occurred to the information contained in the Collateral Disclosure List (except as set forth on any schedule attached to the certification), each prepared by a Responsible Officer of the Borrower in a format acceptable to the Lender, all as prepared and certified by a Responsible Officer of the Borrower and accompanied by a certificate of that officer stating whether any event has occurred which constitutes a Default or an Event of Default hereunder, and, if so, stating the facts with respect thereto.

(d) Contract Backlog and A/R Aging Reports. The Borrower shall furnish to the Lender within sixty (60) days after the end of the preceding fiscal year, a contract backlog report and accounts receivable aging in form and substance acceptable to the Lender. A form of Backlog Report is attached hereto as EXHIBIT E and made a part hereof.

(e) Annual Budget and Projections. The Borrower shall furnish to the Lender as soon as available, but in no event later than sixty (60) days after the end of the preceding fiscal year, a projected income statement, on a quarterly basis for the current fiscal year.

(f) Additional Reports and Information. The Borrower shall furnish to the Lender promptly, such additional information, reports or statements as the Lender may from time to time reasonably request.”

(m) Subsection 6.1.3(b) is hereby amended by deleting the last two sentences of said subsection.

(n) Section 6.1.15 (Financial Covenants) is hereby deleted in its entirety and the following section is inserted in its place:

“6.1.15 Financial Covenant – Funded Debt to EBITDA.

The Borrower will maintain, on a consolidated basis and tested as of the last day of each of the Borrower’s fiscal quarters for the four (4) quarter period ending on that date, a ratio of Funded Debt to EBITDA equal to not more than 1.00 to 1.00.”

(o) The following section is hereby added to Section 6.1 (Affirmative Covenants):

“6.1.25 Primary Banking Relationship.

As a material inducement to the Lender to enter into this Agreement, the Borrower agrees to maintain their primary operating accounts with the Lender. The Borrower understands that the failure to maintain their primary operating accounts with the Lender may result in an adjustment of the Applicable Margin or Fees applicable to the Obligations in order for the Lender to maintain the rate of return on the Obligations contemplated with such accounts maintained with the Lender.”

(p) Section 6.2.1 (Capital Structure, Merger, Acquisition or Sale of Assets) is hereby deleted in its entirety and the following section is inserted in its place:

“6.2.1 Capital Structure, Merger, Acquisition or Sale of Assets.

Except with respect to an Authorized Acquisition, the Borrower will not, without the prior written consent of the Lender, alter or amend its capital structure, authorize any additional class of equity, enter into any merger or consolidation or amalgamation, windup or dissolve itself (or suffer any liquidation or dissolution) or acquire all or substantially all the assets of any Person, or sell, lease or otherwise dispose of any of its assets. Any consent of the Lender to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition. As used herein, an “Authorized Acquisition” means any acquisition by the Borrower which complies with the acquisition criteria set forth on EXHIBIT G hereto.

(q) Subsection 6.2.4(d) is hereby deleted in its entirety and the following subsection is inserted in its place:

“(d) With the prior written consent of the Lender in each case, Subordinated Indebtedness.”

(r) EXHIBIT B is hereby deleted in its entirety and replaced with “EXHIBIT B” attached hereto. EXHIBIT C is hereby deleted in its entirety. “EXHIBIT G” is hereby added to the Financing Agreement immediately after EXHIBIT F and is attached hereto.

5. Lender hereby consents to the acquisition of Radix by Argon and hereby waives defaults under the Financing Agreement which, prior to the execution of this Agreement, existed under the Financing Agreement as a result of such acquisition.

6. The agreements of the Lender under this Agreement are subject to the following terms and conditions, time being of the essence:

(a) Execution and delivery by Radix of a Collateral Disclosure List on Lender’s form and in all respects satisfactory to Lender;

(b) Execution and delivery of an Additional Borrower Joinder Supplement by each Borrower pursuant to which Radix is added as a Borrower under the Financing Agreement;

(c) Completion of UCC searches in all offices and under all names deemed necessary by Lender and confirming Lender’s first perfected security interest in the Collateral;

(d) Payment by Borrower to Lender of an extension fee in the amount of $5,000; and

(e) Execution and delivery by Borrower of a Second Amendment to Second Amended and Restated Revolving Credit Note.

7. Each Borrower hereby issues, ratifies and confirms the representations, warranties and covenants contained in the Financing Agreement, as amended hereby. Each Borrower agrees that this Agreement is not intended to and shall not cause a novation with respect to any or all of the Obligations.

8. Each Borrower acknowledges and warrants that Lender has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Agreement and generally in connection with the Financing Agreement and the Obligations, each Borrower hereby waiving and releasing any claims to the contrary.

9. Borrower shall pay at the time this Agreement is executed and delivered all fees, commissions, costs, charges, taxes and other expenses incurred by Lender and its counsel in connection with this Agreement, including, but not limited to, reasonable fees and expenses of Lender’s counsel and all recording fees, taxes and charges.

10. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument. Borrower agrees that Lender may rely on a telecopy of any signature of Borrower. Lender agrees that Borrower may rely on a telecopy of this Agreement executed by Lender.

IN WITNESS WHEREOF, each Borrower and Lender have executed this Agreement under seal as of the date and year first written above.

WITNESS OR ATTEST:	By: /s/ Victor F. Sellier (SEAL)

Name: Victor F. Sellier Title: Vice President Business Operations, Treasurer, Secretary and Chief Financial Officer

/s/ Joseph T. Houston	ARGON ST, INC. successor to SensyTech, Inc., formerly known as Sensys Technologies Inc.

WITNESS:	RADIX TECHNOLOGIES, INC.

/s/ Joseph T. Houston	By: /s/ Victor F. Sellier (SEAL)

Name: Victor F. Sellier Title: Vice President Business Operations, Treasurer, Secretary and Chief Financial Officer

WITNESS:	BANK OF AMERICA, N. A.

/s/ Vickie A. Colby	By: /s/ Diane B. Zanetti (SEAL)

Diane B. Zanetti Senior Vice President